Exhibit 99.2

Concur Announces CFO’s Plan To Retire In Fiscal 2010

Executive to remain in his current role throughout the search and full transition process

REDMOND, Wash., Nov. 17, 2009 – Concur (Nasdaq: CNQR), the world’s leading provider of on-demand Employee Spend Management services, today announced that CFO John Adair expects to retire from his position during fiscal 2010 in order to attend to family needs. Until a successor is named and the transition process is complete, Mr. Adair will continue to serve as Concur’s CFO; there are no plans to change the day-to-day operations of the company.

“John is a trusted colleague and a close friend. He embodies our core values and has worked to drive increasing value for our customers, our partners, and our shareholders,” said Steve Singh, chairman and CEO of Concur. “While I will miss John’s counsel and contributions, I completely respect his decision. Concur’s seasoned leadership team, combined with our consistent execution and business momentum, allows us the flexibility of a planned and thoughtful transition.”

“The two greatest passions in my life are my family and Concur,” said John Adair, CFO of Concur. “While it’s an incredibly difficult thing for me to even consider leaving this company, I have made a decision to retire in order to prioritize the needs of my family.” Adair continued, “Throughout the search process and transition to a successor, I remain fully engaged in my daily responsibilities as CFO. I am committed to ensuring a smooth change of leadership while continuing my efforts to add value for our shareholders, customers, partners, and employees.”

About Concur

Concur is the world’s leading provider of on-demand Employee Spend Management services. Trusted by thousands of organizations to reach millions of employees, Concur’s award-winning solutions streamline business travel and expense reporting, and improve invoice processing – delivering rapid ROI by helping companies increase efficiency, control employee spend and drive down operational costs. Learn more at www.concur.com.

Investor Contact:

John Torrey, Concur, 425-497-5986, john.torrey@concur.com

Press Contact:

Stefanie Johansen, Weber Shandwick for Concur, 425-452-5468, sjohansen@webershandwick.com